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As filed with the Securities and Exchange Commission on July 7, 2005

Registration No. 333-125603

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
Registration Statement Under
The Securities Act of 1933

MERGE TECHNOLOGIES INCORPORATED
(Exact name of Registrant as Specified in its Charter)

Wisconsin (State of Incorporation)	39-1600938 (I. R. S. Employer Identification Number)
6737 West Washington Street Suite 2250 Milwaukee, WI 53214 (414) 977-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard A. Linden
President and Chief Executive Officer
Merge Technologies Incorporated
6737 West Washington Street
Suite 2250
Milwaukee, WI 53214
(414) 977-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Geoffrey R. Morgan Michael Best & Friedrich LLP 100 East Wisconsin Ave. Suite 3300 Milwaukee, WI 53202 (414) 225-2752

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGE TECHNOLOGIES INCORPORATED

14,092,654 Shares

COMMON STOCK

        We may issue from time to time up to 14,092,654 shares of our common stock in exchange for exchangeable shares of a special purpose subsidiary of ours, Merge Cedara ExchangeCo Limited, which we refer to in this prospectus as ExchangeCo. ExchangeCo issued the exchangeable shares to certain Canadian shareholders of Cedara Software Corp., which we refer to in this prospectus as Cedara, in connection with a business combination transaction between Cedara and us. These shareholders may exchange the exchangeable shares for our common stock at any time following effectiveness of the Registration Statement of which this prospectus is a part. ExchangeCo will redeem any exchangeable shares that remain outstanding on a date established by ExchangeCo's board of directors, which will be no earlier than April 30, 2010. ExchangeCo also will redeem the exchangeable shares before April 30, 2010 if certain events occur.

        Our common stock trades on Nasdaq under the symbol "MRGE". On July 6, 2005, the per share closing price of the common stock on the Nasdaq national market was $18.85 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated              , 2005.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. In this prospectus we sometimes refer to the Securities Exchange Act of 1934 as the Exchange Act, and we sometimes refer to the Securities and Exchange Commission as the Commission. We have filed with the Commission a Registration Statement on Form S-3 regarding this offering. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and you should refer to the Registration Statement and its exhibits and schedules to read that information. References in this prospectus to any contract or any other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

        You may read and copy the Registration Statement, the related exhibits and schedules and the other materials we file with the Commission at the Commission's following location:

    Public Reference Room
    450 Fifth Street, N.W.
    Washington, DC 20549

        You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Registration Statement is available to the public from commercial document retrieval services and at the Commission's World Wide Website located at http://www.sec.gov. You may also read our reports, proxy and information statements and other information at the offices of Nasdaq. You may obtain copies of the Registration Statement, the related exhibits and schedules, the documents incorporated herein by reference and the other materials we file with the Commission by requesting them in writing or by telephone from us at Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214, Attention: Investor Relations, (414) 977-4000.

INCORPORATION BY REFERENCE

        The Commission allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the Commission before the date of this prospectus, the information in this prospectus automatically updates and supersedes the earlier information. Information that we file with the Commission after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information. Specifically, we incorporate by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  our Current Reports filed on Form 8-K on January 18, 2005; January 31, 2005; February 16, 2005; April 29, 2005 and June 6, 2005, other than any information we furnish under either Item 9 or Item 12 of any Current Report on Form 8-K;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 5, 2005;

  •
  our Form 8-A filed with the Commission on January 9, 1998; and

  •
  any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the exchangeable shares have been exchanged for common stock.

        We will provide without charge upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of the material described above (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

    Merge Technologies Incorporated
    6737 West Washington Street
    Suite 2250
    Milwaukee, WI 53214
    Attention: Investor Relations
    (414) 977-4000

1

THE COMPANY

        We were founded in 1987 and are a leader in the delivery and development of medical imaging and information management software and services with over twenty years of leadership in the medical imaging/healthcare information technology markets, develop custom engineered software solutions to the medical imaging OEM and International market, and a developer of medical imaging business and clinical software solutions for radiology and specialty groups, imaging centers and community hospitals. We offer a portfolio of solutions to manage clinical and business workflow, uniting medical image and information management for productivity and quality patient care. Our software solutions optimize technologies and speed time-to-market for our OEM customers, and improve our end-user customers' productivity and enhance the quality of patient care they provide.

        The direct solutions business is focused on accelerating productivity of radiology and specialty practices, imaging centers and community hospitals. By combining picture archiving and communication systems ("PACS") and radiology information systems ("RIS"), advanced visualization, clinical applications, image and information distribution web applications, we provide solutions and professional service that is improving the way our customers interact with referring physicians, manage their workflow, position their businesses in the market and deliver their imaging services. We believe that the combination of PACS and RIS define the breadth and depth of integrated diagnostic imaging workflow, with the added value of enterprise image and information access. We ensure our customers' success in today's competitive healthcare environment by streamlining their business and clinical workflow with digital solutions.

        Our products fuse business and clinical workflow by intelligently managing and distributing diagnostic images and information throughout the healthcare enterprise. We believe that by utilizing our products, our customers enhance the quality of healthcare provided to patients because they improve radiology workflow efficiencies, improving clinical decision-making processes. In addition, our products reduce the film, paper and labor costs involved in managing and distributing medical images and information, thereby contributing to the profitability of our customers' businesses.

        We have consistently maintained a commitment to industry standards designed to benefit both healthcare providers and technology vendors. Hospital radiology departments, diagnostic imaging centers, specialty clinics and their patients benefit from our workflow solutions in a variety of ways including:

  •
  Accelerated productivity gained by utilizing a single integrated software solution for all mission-critical business and clinical workflow tools designed to automate operations, including digital dictation, billing, registration and scheduling, productivity analysis, image and report management and storage and distribution.

  •
  Increased accuracy through real-time patient demographics matching across all business and clinical workflow tools.

  •
  More accountability and convenience in working with one vendor that develops, installs and supports the entire spectrum of radiology workflow tools and integration services.

  •
  The creation of permanent electronic archives of diagnostic-quality images to enable the retrieval of prior and current images and reports.

  •
  Modular, flexible and cost effective systems that grow in conjunction with the growth of the imaging center, hospital or clinic.

  •
  Networking of multiple image producing and image using devices to eliminate redundancies and reduce the need for capital equipment expenditures.

        The original equipment manufacturers ("OEM") business is focused on the development of custom engineered software solutions to the medical imaging OEM and International markets. Our OEM software is deployed in hospitals and clinics worldwide and is licensed by many of the leading medical device and healthcare information technology companies. Our OEM technologies and expertise span all the major digital imaging modalities including computed tomography (CT), magnetic resonance imaging (MRI), digital X-ray, mammography, ultrasound, echo-cardiology, angiography, nuclear medicine, positron emission tomography (PET) and fluoroscopy. Our medical imaging offerings are used in all aspects of clinical workflow including the capture of a patient's digital image; the archiving, communication and manipulation of digital images; sophisticated clinical applications to analyze digital images; and the use of imaging in minimally-invasive surgery.

2

        Our principal executive office is located at 6737 West Washington Street, Suite 2250; Milwaukee, Wisconsin 53214-3151. Our telephone number is (414) 977-4000. Our website address is http://www.merge.com.

USE OF PROCEEDS

        Because the common stock will be issued upon exchange of the exchangeable shares, we will receive no cash proceeds from the offering.

THE EXCHANGEABLE SHARES

        The rights of holders of exchangeable shares, including exchange rights, are described in the terms of our Plan of Arrangement with Cedara, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

PLAN OF DISTRIBUTION

        The common stock offered in this Registration Statement will be issued in exchange for exchangeable shares, and no broker, dealer or underwriter has been engaged in connection with this offering. The exchangeable shares were issued to certain shareholders of Cedara who are Canadian residents in connection with our business combination with Cedara.

EXPERTS

        The financial statements and schedules incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by KPMG LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Cedara incorporated in this Registration Statement by reference to our Current Report on Form 8-K filed June 6, 2005, have been audited by KPMG LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

        The validity of the common stock offered in this Registration Statement is being passed upon for us by Michael Best & Friedrich LLP, Milwaukee, Wisconsin.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.(1)

Registration Fee	$29,741
Legal Fees and Expenses	10,000
Accountants' Fees and Expenses	30,000
Printing and Engraving	1,000
Listing Fees	0
Miscellaneous	259

Total	$71,000

(1)
All amounts, other than the registration fee, are estimated and are subject to future contingencies.

Item 15.    Indemnification.

        Under Wisconsin law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Wisconsin law allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description
2.1	Merger Agreement by and between Merge Technologies Inc., Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005 (6)
3.1
Articles of Incorporation of Registrant (2), Articles of Amendment as filed on December 28, 1998 (3), Articles of Amendment as filed on September 2, 1999 (4), Articles of Amendment as filed on February 23, 2001 (4), Articles of Amendment as filed on August 9, 2002 (5) and Articles of Amendment as filed on May 27, 2005 (8)
3.2	Amended and Restated Bylaws of Registrant as of February 3, 1998 (1)
5*	Opinion of Michael Best & Friedrich LLP, as to the legality of the Registrant's common stock being registered hereby
23.1*	Consent of Michael Best & Friedrich LLP, with respect to the opinion contained in Exhibit 5
23.2*	Consent of KPMG LLP, independent public accountants, with respect to financial statements of the Registrant
23.3*	Consent of KPMG LLP, independent public accountants, with respect to financial statements of Cedara Software Corp.
24*	Power of Attorney (included on page II-5 of the Registration Statement on Form S-3 filed June 7, 2005)
99
Plan of Arrangement under Section 182 of the Ontario Business Corporations Act for the Merger Agreement by and between Merge Technologies Inc., Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005 (7)

*
Previously filed

(1)
Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(2)
Incorporated by reference from Registration Statement on Form SB-2 (No. 333-39111) effective January 29, 1998.

(3)
Incorporated by reference from Quarterly Report on Form 10-QSB for the three months ended December 31, 1999.

(4)
Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

(5)
Incorporated by reference from Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(6)
Incorporated by reference from Current Report on Form 8-K dated January 18, 2005.

(7)
Incorporated by reference from Proxy Statement on Schedule 14A filed April 25, 2005.

(8)
Incorporated by reference from Current Report on Form 8-K dated June 6, 2005.

Item 17.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be present by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 1 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 7th day of July, 2005.

MERGE TECHNOLOGIES INCORPORATED
By:	/s/ RICHARD A. LINDEN Richard A. Linden, President and Chief Executive Officer
By:	/s/ SCOTT T. VEECH Scott T. Veech Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities as indicated on July 7, 2005.

Signature	Title

/s/ RICHARD A. LINDEN Richard A. Linden	President, Chief Executive Officer and Director (principal executive officer)
/s/ SCOTT T. VEECH Scott T. Veech	Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)
/s/ WILLIAM C. MORTIMORE* William C. Mortimore	Director and Chairman
/s/ ROBERT A. BARISH, M. D.* Robert A. Barish, M. D.	Director
/s/ DENNIS BROWN* Dennis Brown	Director
/s/ MICHAEL D. DUNHAM* Michael D. Dunham	Director
/s/ ROBERT T. GERAS* Robert T. Geras	Director
/s/ ANNA M. HAJEK* Anna M. Hajek	Director
/s/ RICHARD A. RECK* Richard A. Reck	Director
/s/ ABE SCHWARTZ* Abe Schwartz	Director
/s/ PETER J. COOPER* Peter J. Cooper	Director
/s/ R. IAN LENNOX* R. Ian Lennox	Director

By:	/s/ RICHARD A. LINDEN Richard A. Linden, Attorney-in-Fact	*Richard A. Linden Attorney-In-Fact
By:	/s/ SCOTT T. VEECH Scott T. Veech	*Scott T. Veech Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement by and between Merge Technologies Inc., Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005(6)
3.1
Articles of Incorporation of Registrant(2), Articles of Amendment as filed on December 28, 1998(3), Articles of Amendment as filed on September 2, 1999(4), Articles of Amendment as filed on February 23, 2001(4), Articles of Amendment as filed on August 9, 2002(5) and Articles of Amendment as filed on May 27, 2005(8)
3.2	Amended and Restated Bylaws of Registrant as of February 3, 1998(1)
5*	Opinion of Michael Best & Friedrich LLP, as to the legality of the Registrant's common stock being registered hereby
23.1*	Consent of Michael Best & Friedrich LLP, with respect to the opinion contained in Exhibit 5
23.2*	Consent of KPMG LLP, independent public accountants, with respect to financial statements of the Registrant
23.3*	Consent of KPMG LLP, independent public accountants, with respect to financial statements of Cedara Software Corp.
24*	Power of Attorney (included on page II-5 of the Registration Statement on Form S-3 filed June 7, 2005)
99
Plan of Arrangement under Section 182 of the Ontario Business Corporations Act for the Merger Agreement by and between Merge Technologies Inc., Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005(7)

*
Previously filed

(1)
Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(2)
Incorporated by reference from Registration Statement on Form SB-2 (No. 333-39111) effective January 29, 1998.

(3)
Incorporated by reference from Quarterly Report on Form 10-QSB for the three months ended December 31, 1999.

(4)
Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

(5)
Incorporated by reference from Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(6)
Incorporated by reference from Current Report on Form 8-K dated January 18, 2005.

(7)
Incorporated by reference from Proxy Statement on Schedule 14A filed April 25, 2005.

(8)
Incorporated by reference from Current Report on Form 8-K dated June 6, 2005.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
THE COMPANY
USE OF PROCEEDS
THE EXCHANGEABLE SHARES
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II
  Item 14. Other Expenses of Issuance and Distribution.(1)
  Item 15. Indemnification.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX